Exhibit 99.1

For Immediate Release: Monday, June 30, 2014

GM Announces Six Safety Recalls

DETROIT - General Motors announced today it will conduct six new safety recalls in the United States involving about 7.6 million vehicles from the 1997 to 2014 model years.

“We undertook what I believe is the most comprehensive safety review in the history of our company because nothing is more important than the safety of our customers,” said GM CEO Mary Barra. “Our customers deserve more than we delivered in these vehicles. That has hardened my resolve to set a new industry standard for vehicle safety, quality and excellence.”

Among these recalled vehicles, GM is aware of seven crashes, eight injuries and three fatalities. The fatal crashes occurred in older model full-size sedans being recalled for inadvertent ignition key rotation. There is no conclusive evidence that the defect condition caused those crashes.

“We have worked aggressively to identify and address the major outstanding issues that could impact the safety of our customers,” Barra said. “If any other issues come to our attention, we will act appropriately and without hesitation.”

GM has made changes to every process that affects the safety of its vehicles, and the company has acted or will act on all 90 of the recommendations put forward by former U.S. Attorney Anton Valukas in his independent report to the company’s Board of Directors.

GM expects to take a charge of up to approximately $1.2 billion in the second quarter for the cost of recall-related repairs announced in the quarter. This amount includes a previously disclosed $700 million charge for recalls already announced during the quarter.

Until the ignition recall repairs have been performed, it is very important that customers remove all items from their key ring, leaving only the vehicle key, and always use their seat belts. The key fob, if present, should also be removed from the key ring.

General Motors Co. (NYSE:GM, TSX: GMM) and its partners produce vehicles in 30 countries, and the company has leadership positions in the world's largest and fastest-growing automotive markets. GM, its subsidiaries and joint venture entities sell vehicles under the Chevrolet, Cadillac, Baojun, Buick, GMC, Holden, Jiefang, Opel, Vauxhall and Wuling brands. More information on the company and its subsidiaries, including OnStar, a global leader in vehicle safety, security and information services, can be found at http://www.gm.com

Forward-Looking Statements
In this press release and in related comments by our management, our use of the words “expect,” “anticipate,” “possible,” “potential,” “target,” “believe,” “commit,” “intend,” “continue,” “may,” “would,” “could,” “should,” “project,” “projected,” “positioned” or similar expressions is intended to identify forward-looking statements that represent our current judgment about possible future events. We believe these judgments are reasonable, but these statements are not guarantees of any events or financial results, and our actual results may differ materially due to a variety of important factors. Among other items, such factors might include: our ability to realize production efficiencies and to achieve reductions in costs as a result of our restructuring initiatives and labor modifications; our ability to maintain quality control over our vehicles and avoid material vehicle recalls; our ability to maintain adequate liquidity and financing sources and an appropriate level of debt, including as required to fund our planned significant investment in new technology; the ability of our suppliers to timely deliver parts, components and systems; our ability to realize successful vehicle applications of new technology; and our ability to continue to attract new customers, particularly for our new products. GM's most recent annual report on Form 10-K and quarterly reports on Form 10-Q provides information about these and other factors, which we may revise or supplement in future reports to the SEC.
###

CONTACTS:

Alan Adler
GM Communications
313-319-8486
alan.adler@gm.com

Jim Cain
GM Communications
313-407-2843
james.cain@gm.com

GM ANNOUNCES SIX RECALLS, JUNE 30, 2014

#	MY/MODELS	CONDITION	U.S. POPULATION	GMNA POPULATION
1	1997-2005 Chevrolet Malibu; 1998-2002 Oldsmobile Intrique; 1999-2004 Oldsmobile Alero; 1999-2005 Pontiac Grand Am; 2000-05 Chevrolet Impala and Monte Carlo; 2004-08 Pontiac Grand Prix	Unintended ignition key rotation	6,805,679	7,610,862
2	2003-14 Cadillac CTS, 2004-06 Cadillac SRX	Unintended ignition key rotation	554,328	616,179
3	2011-14 Chevrolet Cruze; 2012-14 Chevrolet Sonic; 2013-14 Chevrolet Trax, Buick Encore and Verano	On certain vehicles, insulation on the engine block heater power cord (if equipped) may become damaged during very cold conditions.	2,990	20,134
4	2014 Chevrolet Camaro and Impala, Buick Regal, Cadillac XTS	Some vehicles may not have had a “Superhold” joint fastener torqued to specification at the assembly plant.	106	117
5	2007-11 Chevrolet Silverado HD, GMC Sierra HD equipped with an auxiliary battery	An overload in the feed may cause the underhood fusible link to melt due to electrical overload, resulting in potential smoke or flames that could damage the electrical center cover and/or the nearby wiring harness conduit.	9,371	12,008
6	2005-07 Buick Rainier, Chevrolet TrailBlazer, GMC Envoy, Isuzu Ascender, Saab 9-7x; 2006 Chevrolet TrailBlazer EXT, GMC Envoy XL	A possible electrical short in the driver’s door module that could disable the power door lock and window switches and, in rare cases, overheat the module.	181,984	188,705
			U.S.TOTAL	GMNA TOTAL
			7,554,458	8,448,005